Exhibit 10.1

EXECUTION VERSION

EXCHANGE AGREEMENT

by and between

MONARCH COMMUNITY BANCORP, INC.

and

THE UNITED STATES DEPARTMENT OF THE TREASURY

Dated as of October 30, 2013

-i-

LIST OF ANNEXES

ANNEX A: FORM OF OPINION

ANNEX B: FORM OF WAIVER

ANNEX C: FORM OF COMMON STOCK SPA

LIST OF SCHEDULES

SCHEDULE A: CAPITALIZATION

-ii-

Term	Section
Affiliate	6.7(b)
Agreement	Preamble
Bank	3.1(a)
Benefit Plans	1.1(d)(viii)
Business Combination	6.7(c)
Capitalization Date	3.1(b)
Closing	1.1(a)
Closing Date	1.1(a)
Code	3.4(c)
Common Stock	Recitals
Common Stock SPA	Recitals
Company	Preamble
Company Material Adverse Effect	6.7(d)
Company Subsidiaries	4.4(a)
Compensation Regulations	1.1(d)(viii)
Designated Matters	6.7(e)
EAWA	6.7(f)
EESA	1.1(d)(viii)
Exchange	Recitals
Exchange Act	5.3(b)
Exchange Shares	6.7(g)
Governmental Entities	1.1(c)
Information	4.4(c)
Investor	Preamble
Junior Stock	6.7(h)
Observer	5.11
Parity Stock	6.7(i)
Permitted Repurchases	5.7(a)(ii)
Preferred Shares	Recitals
Preferred Stock	6.7(j)
Primary Investor Consideration	6.7(k)
Primary Investor Transactions	Recitals
Regulatory Event	6.7(l)
Relevant Period	1.1(d)(viii)
Secondary Investor Consideration	Recitals
Secondary Investor Transactions	Recitals
Secondary Investors	Recitals
Section 4.5 Employee	4.5(b)
Securities Purchase Agreement	Recitals
Senior Executive Officers	1.1(d)(viii)
Subscription Agreements	Recitals
subsidiary	6.7(a)
Transaction Documents	6.7(n)
Transfer	5.4

-iii-

EXCHANGE AGREEMENT, dated as of October 30, 2013 (this “Agreement”) by and between Monarch Community Bancorp, Inc., a Maryland corporation (the “Company”), and the United States Department of the Treasury (the “Investor”). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Securities Purchase Agreement.

BACKGROUND

WHEREAS, the Investor is, as of the date hereof, the beneficial owner of (i) 6,785 shares of the Company’s preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”, having a liquidation amount of $1,000 per share (the “Preferred Shares”) and (ii) a ten-year warrant (the “Warrant”) to purchase up to 52,192.40 shares of the Company’s common stock, $0.05 par value (the “Common Stock”);

WHEREAS, the Company issued the Preferred Shares and the Warrant pursuant to that certain Securities Purchase Agreement – Standard Terms incorporated into a Letter Agreement, dated as of February 6, 2009 (the “Securities Purchase Agreement”);

WHEREAS, prior to the Closing, the Company intends to enter into subscription agreements (the “Subscription Agreements”) with third parties, pursuant to which the third parties will purchase shares of Common Stock, at a purchase price per share equal to $2.00, from the Company in an amount of no less than the Primary Investor Consideration (collectively, the “Primary Investor Transactions”);

WHEREAS, the Company and the Investor desire, in connection with and subject to the completion of the Primary Investor Transactions, to exchange (the “Exchange”) the Warrant and all of the Preferred Shares beneficially owned and held by the Investor, including all accrued or accumulated and unpaid dividends on the Preferred Shares, for the Exchange Shares;

WHEREAS, prior to the Closing, the Investor intends to enter into separate securities purchase agreements, in substantially the form attached hereto as Annex C (each, a “Common Stock SPA”), pursuant to which the Investor will sell all of the Exchange Shares to third party purchasers (collectively, the “Secondary Investors”) at the Closing for an aggregate purchase price equal to the dollar amount obtained by multiplying the Exchange Shares by $2.00 (the “Secondary Investor Consideration”) (collectively, the “Secondary Investor Transactions”); and

WHEREAS, in connection with the Secondary Investor Transactions, the Company shall enter into agreements pursuant to which the Company will provide to each Secondary Investor customary representations, warranties and indemnification with respect to the Company, the Exchange Shares and the applicable Secondary Investor Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

THE CLOSING; CONDITIONS TO THE CLOSING

Section 1.1 The Closing.

(a) The closing of the Exchange (the “Closing”) will take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York, 10218, or remotely via the electronic or other exchange of documents and signature pages, as the parties may agree. The Closing shall take place contemporaneous with or immediately following the closing of the Primary Investor Transactions, assuming all of the other conditions set forth in Section 1.1(c) and (d) shall have been satisfied or waived, or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.1, at the Closing (i) the Company will deliver the Exchange Shares to the Investor, as evidenced by one or more certificates dated the Closing Date and registered in the name of the Investor or its designee(s) (or if shares of Common Stock are uncertificated, cause the transfer agent for the Common Stock to register the Exchange Shares in the name of the Investor and deliver reasonably satisfactory evidence of such registration to the Investor) and (ii) the Investor will deliver the Warrant and the certificate representing the Preferred Shares to the Company.

(c) The respective obligations of each of the Investor and the Company to consummate the Exchange are subject to the fulfillment (or waiver by the Company and the Investor, as applicable) prior to the Closing of the conditions that (i) any approvals or authorizations of all United States and other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) required for the consummation of the Exchange shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit consummation of the Exchange as contemplated by this Agreement.

(d) The obligation of the Investor to consummate the Exchange is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i) (A) the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all respects as of such other date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(ii) the Primary Investor Transactions shall have been completed and shall have resulted in a minimum aggregate amount of not less than the Primary Investor Consideration in gross cash proceeds to the Company;

(iii) each of the Common Stock SPAs shall be in full force and effect;

(iv) the conditions to closing contained in each of the Common Stock SPAs (other than the condition relating to the Closing hereunder) shall have been satisfied (or waived by the Investor) and the Secondary Investor Consideration shall have been deposited by the Secondary Investors in the amounts set forth in their respective Common Stock SPA (such deposits to be irrevocable except in the case of termination of this Agreement as provided in Section 6.1) with an escrow agent acceptable to the Investor pursuant to an escrow agreement acceptable to the Investor, and all conditions to the release of such amounts from escrow shall have been satisfied or waived;

(v) the Investor shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in this Section 1.1(d) have been satisfied;

(vi) the Company shall have delivered certificates in proper form or, with the prior consent of the Investor, evidence in book-entry form, evidencing the Exchange Shares to the Investor or its designee(s);

(vii) the Company shall have delivered to the Investor written opinions from counsel to the Company, addressed to the Investor and dated as of the Closing Date, in substantially the form attached hereto as Annex A; and

(viii) (A) the Company shall have effected such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to its Senior Executive Officers and any other employees of the Company or its Affiliates subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, or otherwise from time to time (“EESA”), as implemented by any guidance, rule or regulation thereunder, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”) (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers and other employees shall have duly consented in writing to such changes), as may be necessary, during the period in which any obligation of the Company arising from financial assistance under the Troubled Asset Relief Program remains outstanding (such period, as it may be further described in the Compensation

Regulations, the “Relevant Period”), in order to comply with Section 111 of EESA or the Compensation Regulations and (B) the Investor shall have received a certificate signed on behalf of the Company by a Senior Executive Officer certifying to the effect that the condition set forth in Section 1.1(d)(viii)(A) has been satisfied; “Senior Executive Officers” means the Company’s “senior executive officers” as defined in Section 111 of the EESA and the Compensation Regulations;

(ix) none of the following shall have occurred with respect to the Company or any Company Subsidiary:

(A) the Company or any Company Subsidiary shall have (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) become insolvent or unable to pay its debts or failed or admitted in writing its inability generally to pay its debts as they become due; (3) made a general assignment, arrangement or composition with or for the benefit of its creditors; (4) instituted or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall have been presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition shall have resulted in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (5) had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) sought or shall have become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) had a secured party take possession of all or substantially all its assets or had a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (8) caused or shall have been subject to any event with respect to it which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(B) a Governmental Entity in any jurisdiction shall have (1) commenced an action or proceeding against the Company or any Company Subsidiary; or (2) issued or entered a temporary restraining order, preliminary or permanent injunction or other order applicable to the Company or any Company Subsidiary, which in the case of (1) and (2) shall have had or shall be reasonably expected to have a Company Material Adverse Effect;

(C) any fact, circumstance, event, change, occurrence, condition or development shall have occurred that, individually or in the aggregate, shall have had or shall be reasonably likely to have a Company Material Adverse Effect; or

(D) any Regulatory Event not otherwise existing on the date hereof.

Section 1.2 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes” or “Schedules” such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the State of Michigan generally are authorized or required by law or other governmental actions to close.

ARTICLE II

EXCHANGE

Section 2.1 Preferred Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, upon the Closing (i) the Company agrees to issue to the Investor, in exchange for the Warrant and its 6,785 Preferred Shares, the Exchange Shares and (ii) the Investor agrees to deliver to the Company the Warrant and the Preferred Shares in exchange for the Exchange Shares.

(b) Following consummation of the Exchange, no further cash dividends shall be payable in respect of the Preferred Shares outstanding immediately prior to the Closing Date.

(c) In the event the Company at any time or from time to time prior to the Closing effects a stock dividend, stock split, reverse stock split, combination,

reclassification or similar transaction, concurrently with the effectiveness of such stock dividend, stock split, reverse stock split, combination, reclassification or other similar transaction, each per share amount and per share price set forth in the Transaction Documents (including with respect to the number of shares of Common Stock being purchased or exchanged hereunder or under any other Transaction Document and including the $0.40 per share purchase or exchange price set forth hereunder or in any of the Transaction Documents) shall be proportionally adjusted; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action otherwise prohibited or restricted by any of the Transaction Documents.

Section 2.2 Exchange Documentation. Settlement of the Exchange will take place on the Closing Date, at which time the Investor will cause delivery of the Warrant and the Preferred Shares to the Company or its designated agent and the Company will cause delivery of the Exchange Shares to the Investor or its designated agent.

Section 2.3 Status of Preferred Shares after Closing. The Preferred Shares exchanged for the Exchange Shares pursuant to this Article II are being reacquired by the Company and shall have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that such shares shall not be reissued as Preferred Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as of the date hereof and as of the Closing Date that:

Section 3.1 Existence and Power.

(a) Organization, Authority and Significant Subsidiaries. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Maryland and has all necessary power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is being currently conducted, and except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of the State of Michigan and of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, including, without limitation, Monarch Community Bank (the “Bank”), has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. The articles of incorporation and bylaws of the Company, copies of which have been provided to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

(b) Capitalization. The authorized capital stock of the Company and the outstanding capital stock of the Company (including securities convertible into, or exercisable or exchangeable for, capital stock of the Company) as of the most recent fiscal month-end preceding the date hereof (the “Capitalization Date”) is set forth on Schedule A. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, the Company does not have outstanding any securities or other obligations providing the holder the right to acquire Common Stock that is not reserved for issuance as specified on Schedule A, and the Company has not made any other commitment to authorize, issue or sell any Common Stock except pursuant to this Agreement and the Subscription Agreements. Since the Capitalization Date, except pursuant to this Agreement and the Primary Investor Transactions, the Company has not issued any shares of Common Stock other than (i) shares issued upon the exercise of stock options or delivered under other equity-based awards or other convertible securities or warrants which were issued and outstanding on the Capitalization Date and disclosed on Schedule A and (ii) shares disclosed on Schedule A.

Section 3.2 Authorization and Enforceability.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and thereunder (which includes the issuance of the Exchange Shares).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company or its stockholders. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

Section 3.3 Exchange Shares. The Exchange Shares have been duly and validly authorized by all necessary action, and, when issued and delivered pursuant to this Agreement, such Exchange Shares will be duly and validly issued and fully paid and nonassessable, will not be issued in violation of any preemptive rights, and will not subject the holder thereof to personal liability.

Section 3.4 Non-Contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any Company Subsidiary may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Other than such filings and approvals as are required to be made or obtained under any state “blue sky” laws, and such filings, consents and approvals that have been made or obtained (or will be made or obtained prior to Closing), no notice to, filing with or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange except for any such notices, filings, reviews, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including for this purpose the consummation of the Exchange) and compliance by the Company with the provisions hereof will not (1) result in any payment (including any severance payment, payment of unemployment compensation, “excess parachute payment” (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)), “golden parachute payment” (as defined in the EESA, as implemented by the Compensation Regulations) or forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any benefit plan or otherwise, (2) increase any benefits otherwise payable under any benefit plan, (3) result in any acceleration of the time of payment or vesting of any such benefits, (4) require the funding or increase in the funding of any such benefits or (5) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any benefit plan or related trust.

Section 3.5 Anti-Takeover Provisions and Rights Plan. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby will be exempt from any anti-takeover or similar provisions of the Company’s articles of incorporation and bylaws, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction. The Company has taken all actions necessary to render any stockholders’ rights plan of the Company inapplicable to this Agreement, the Exchange Shares and the consummation of the transactions contemplated hereby.

Section 3.6 No Company Material Adverse Effect. Since December 31, 2012, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

Section 3.7 Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Exchange Shares under the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder), which might subject the offering, issuance or sale of the Exchange Shares to the Investor pursuant to this Agreement to the registration requirements of the Securities Act.

Section 3.8 Brokers and Finders. No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary for which the Investor could have any liability.

ARTICLE IV

COVENANTS

Section 4.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Exchange, the Primary Investor Transactions and the Secondary Investor Transactions, as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and thereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

Section 4.2 Expenses. If requested by the Investor, the Company shall pay all reasonable out of pocket and documented costs and expenses associated with the Exchange, including, but not limited to, the reasonable fees, disbursements and other charges of the Investor’s legal counsel and financial advisors.

Section 4.3 Intentionally Omitted.

Section 4.4 Access, Information and Confidentiality.

(a) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Company will permit the Investor and its agents, consultants, contractors and advisors (i) acting through the Company’s Appropriate Federal Banking Agency, to examine the corporate books and make copies thereof and to discuss the affairs, finances and accounts of the Company and the subsidiaries of the Company (the “Company Subsidiaries”) with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request and (ii) to review any information material to the Investor’s investment in the Company provided by the Company to its Appropriate Federal Banking Agency.

(b) From the date hereof until the date when the Investor no longer holds any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, the Company shall permit, and shall cause each of the Company’s Subsidiaries to permit (i) the Investor and its agents, consultants, contractors, (ii) the Special Inspector General of the Troubled Asset Relief Program, and (iii) the Comptroller General of the United States, access to personnel and any books, papers, records or other data, in each case, to the extent relevant to ascertaining compliance with the financing terms and conditions; provided that prior to disclosing any information pursuant to clause (ii) or (iii), the Special Inspector General of the Troubled Asset Relief Program and the Comptroller General of the United States shall have agreed, with respect to documents obtained under this Agreement in furtherance of its function, to follow applicable law and regulation (and the applicable customary policies and procedures) regarding the dissemination of confidential materials, including redacting confidential information from the public version of its reports and soliciting the input from the Company as to information that should be afforded confidentiality, as appropriate.

(c) The Investor will use reasonable best efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, and United States executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company furnished or made available to it by the Company or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Investor from disclosing any Information to the extent required by applicable laws or regulations or by any subpoena or similar legal process. The Investor understands that the Information may contain commercially sensitive confidential information entitled to an exception from a Freedom of Information Act request.

(d) Nothing in this Section shall be construed to limit the authority that the Special Inspector General of the Troubled Asset Relief Program, the Comptroller General of the United States or any other applicable regulatory authority has under law.

Section 4.5 Executive Compensation.

(a) Benefit Plans. During the Relevant Period, the Company shall take all necessary action to ensure that the Benefit Plans of the Company and its Affiliates comply in all respects with, and shall take all other actions necessary to comply with, Section 111 of the EESA, as implemented by the Compensation Regulations, and neither the Company nor any Affiliate shall adopt any new Benefit Plan (i) that does not comply therewith or (ii) that does not expressly state and require that such Benefit Plan and any compensation thereunder shall be subject to any relevant Compensation Regulations adopted, issued or released on or after the date any such Benefit Plan is adopted. To the extent that EESA and/or the Compensation Regulations are amended or otherwise change during the Relevant Period in a manner that requires changes to then-existing Benefit Plans, or that requires other actions, the Company and its Affiliates shall effect such changes to its or their Benefit Plans, and take such other actions, as promptly as practicable after it has actual knowledge of such amendments or changes in order to be in compliance with this Section 4.5(a) (and shall be deemed to be in compliance for a reasonable period to effect such changes). In addition, the Company and its Affiliates shall take all necessary action, other than to the extent prohibited by applicable law or regulation applicable outside of the United States, to ensure that the consummation of the transactions contemplated by this Agreement will not accelerate the vesting, payment or distribution of any equity-based awards, deferred cash awards or any nonqualified deferred compensation payable by the Company or any of its Affiliates.

(b) Additional Waivers. After the Closing Date and until the end of the Relevant Period, in connection with the hiring or promotion of a Section 4.5 Employee and/or the promulgation of applicable Compensation Regulations or otherwise, to the extent any Section 4.5 Employee shall not have executed a waiver with respect to the application to such Section 4.5 Employee of the Compensation Regulations, the Company shall use its best efforts to (i) obtain from such Section 4.5 Employee a waiver in substantially the form attached hereto as Annex B and (ii) deliver such waiver to the Investor as promptly as possible, in each case, within sixty days of the Closing Date or, if later, within sixty days of such Section 4.5 Employee becoming subject to the requirements of this Section. “Section 4.5 Employee” means (A) each Senior Executive Officer and (B) any other employee of the Company or its Affiliates determined at any time to be subject to Section 111 of EESA and the Compensation Regulations.

(c) Clawback. In the event that any Section 4.5 Employee receives a payment in contravention of the provisions of this Section 4.5, the Company shall promptly provide such individual with written notice that the amount of such payment must be repaid to the Company in full within fifteen business days following receipt of such notice or such earlier time as may be required by the Compensation Regulations and shall promptly inform the Investor (i) upon discovering that a payment in contravention of this Section 4.5 has been made and (ii) following the repayment to the Company of such amount and shall take such other actions as may be necessary to comply with the Compensation Regulations.

(d) Limitation on Deductions. During the Relevant Period, the Company agrees that it shall not claim a deduction for remuneration for federal income tax purposes in excess of $500,000 for each Senior Executive Officer that would not be deductible if Section 162(m)(5) of the Code applied to the Company.

(e) Amendment to Prior Agreement. The parties agree that, effective as of the date hereof, Section 4.10 of the Securities Purchase Agreement shall be amended in its entirety by replacing such Section 4.10 with the provisions set forth in this Section 4.5 and any terms included in this Section 4.5 that are not otherwise defined in the Securities Purchase Agreement shall have the meanings ascribed to such terms in this Agreement.

Section 4.6 Certain Notifications Until Closing. From the date hereof until the Closing, the Company shall promptly notify the Investor of (i) any fact, event or circumstance of which it is aware and which would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any fact, circumstance, event, change, occurrence, condition or development of which the Company is aware and which, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; provided, however, that delivery of any notice pursuant to this Section 4.6 shall not limit or affect any rights of or remedies available to the Investor; provided, further, that a failure to comply with this Section 4.6 shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 1.1 to be satisfied unless the underlying Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 1.1 to be satisfied.

Section 4.7 Monthly Lending Reports. During the Relevant Period, the Company will detail in monthly reports submitted to the Investor the information required by the CPP Monthly Lending Reports, as published on www.financialstability.gov from time to time.

Section 4.8 Status Reports. Until all of the Primary Investor Transactions have been consummated (or the Subscription Agreements have been terminated in accordance with their terms), the Company shall provide the Investor with a reasonably detailed written report regarding the status of each of the Primary Investor Transactions at least once every two weeks and more frequently if reasonably requested by the Investor.

Section 4.9 Amendment of Subscription Agreements. At least three (3) Business Days prior to entering into any of the Subscription Agreements, the Company will deliver to the Investor a copy of the Subscription Agreement in substantially final form. The Company will not, without the prior written consent of the Investor, (i) enter into any agreements relating to the Primary Investor Transactions or (ii) agree to any amendment, waiver or modification of the Subscription Agreements (other than corrections of obvious errors, if any, or other ministerial amendments), in each case, to the extent such amendment, waiver, modification or agreement is adverse to the Investor’s interests under this Agreement.

Section 4.10 Remaining Certification and Disclosure Requirements. The Company acknowledges and agrees to continue to comply with the certification and disclosure requirements set forth in the Compensation Regulations, including without limitation those submissions that are required with respect to the final portion of the Relevant Period (see, for example, Sections 30.7(c) and (d), Sections 30.11(b) and (c) and Section 30.15(a)(3) of the Compensation Regulations and FAQ-14 in the Frequently Asked Questions to the Compensation Regulations, available at www.financialstability.gov). For this purpose, the Relevant Period will not end so long as the Investor holds Common Stock.

Section 4.11 Transferability Restrictions Related to Long-Term Restricted Stock. The Company acknowledges that any long-term restricted stock (as defined in Section 30.1 of the Compensation Regulations) awarded by the Company that has otherwise vested may not become transferable, or payable in the case of a restricted stock unit, at any time earlier than as permitted under the schedule set forth in the definition of long-term restricted stock in Section 30.1 of the Compensation Regulations. For this purpose, (a) aggregate financial assistance received (for purposes of the definition of long-term restricted stock) continues to include the full original liquidation amount with respect to 6,785 Preferred Shares regardless of the value of the Common Stock on the date of the conversion, and (b) repayments (as defined in Section 30.1 of the Compensation Regulations) include the net proceeds received by the Investor upon the sale of the Common Stock (see FAQ-15 in the Frequently Asked Questions to the Compensation Regulations, available at www.financialstability.gov). Following the Relevant Period, in the event that any long-term restricted stock awarded by the Company will not become transferable, or payable in the case of a restricted stock unit, under the terms of the Compensation Regulations, the Company shall cancel such long-term restricted stock and/or restricted stock units.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Unregistered Exchange Shares. The Investor acknowledges that the Exchange Shares have not been registered under the Securities Act or under any state securities laws. The Investor (a) is acquiring the Exchange Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Exchange Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Exchange and of making an informed investment decision.

Section 5.2 Legend.

(a) The Investor agrees that all certificates or other instruments representing the Exchange Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) In the event that any Exchange Shares (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), the Company shall issue new certificates or other instruments representing such Exchange Shares, which shall not contain the applicable legend in Section 5.2(a) above; provided that the Investor surrenders to the Company the previously issued certificates or other instruments.

Section 5.3 Certain Transactions.

(a) The Company will not merge or consolidate with, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party (or its ultimate parent entity), as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant, agreement and condition of this Agreement to be performed and observed by the Company.

(b) Without the prior written consent of the Investor, until such time as the Investor shall cease to own any securities of the Company acquired pursuant to this Agreement (including, for the avoidance of doubt, the Exchange Shares), the Company shall not permit any of its “significant subsidiaries” (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to (i) engage in any merger, consolidation, statutory share exchange or similar transaction following the consummation of which such significant subsidiary is not wholly-owned by the Company, (ii) dissolve or sell all or substantially all of its assets or property other than in connection with an internal reorganization or consolidation involving wholly-owned subsidiaries of the Company or (iii) issue or sell any shares of its capital stock or any securities convertible or exercisable for any such shares, other than issuances or sales in connection with an internal reorganization or consolidation involving wholly-owned subsidiaries of the Company.

Section 5.4 Transfer of Exchange Shares. Subject to compliance with applicable securities laws, the Investor shall be permitted to transfer, sell, assign or otherwise dispose of (“Transfer”) all or a portion of the Exchange Shares at any time, including in the Secondary Investor Transactions, and the Company shall take all steps as may be reasonably requested by the Investor to facilitate the Transfer of the Exchange Shares.

Section 5.5 Registration Rights. The Exchange Shares (and all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock without regard to any limits on conversion contained in the terms thereof) shall be Registrable Securities under the Securities Purchase Agreement and, upon their issuance, the provisions of Section 4.5 of the Securities Purchase Agreement shall be applicable to them, including with the benefit, to the extent available, of the tacking of any holding period from the date of issuance of the Preferred Shares.

Section 5.6 Voting Matters.

(a) The Investor agrees that it will vote, or cause to be voted, or exercise its right to consent (or cause its right to consent to be exercised) with respect to, all Exchange Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) with respect to each matter on which holders of Common Stock are entitled to vote or consent, other than a Designated Matter, in the same proportion (for, against or abstain) as all other shares of the Common Stock (other than those shares held by holders of greater than 20% of the Common Stock, as the case may be) are voted or consents are given with respect to each such matter. The Investor agrees to attend all meetings of the Company’s stockholders in person or by proxy for purposes of obtaining a quorum. In order to effectuate the foregoing agreements, to the maximum extent permitted by applicable law, the Investor hereby grants a proxy appointing each of the Chief Executive Officer and Chief Financial Officer of the Company attorney-in-fact and proxy for it and its controlled Affiliates with full power of substitution, for and in the name of it and its controlled Affiliates, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner and solely on the terms provided by this Section 5.6 with respect to the Exchange Shares and the Investor hereby revokes any and all previous proxies granted with respect to the Exchange Shares for purposes of the matters contemplated in this Section 5.6; provided that such proxy may only be exercised if the Investor fails to comply with the terms of this Section 5.6. The proxy granted hereby is irrevocable prior to the termination of this Agreement, is coupled with an interest and is granted in consideration of the Company entering into this Agreement and issuing the Exchange Shares to the Investor.

(b) The Investor shall retain the right to vote in its sole discretion all Exchange Shares beneficially owned by it and its controlled Affiliates (and which are entitled to vote on such matter) on any Designated Matter.

Section 5.7 Restriction on Dividends and Repurchases.

(a) Until such time as the Investor ceases to own any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, neither the Company nor any Company Subsidiary shall, without the consent of the Investor:

(i) declare or pay any dividend or make any distribution on the Common Stock (other than (A) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on the Common Stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, (B) dividends payable solely in shares of Common Stock and (C) dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan); or

(ii) redeem, purchase or acquire any shares of Common Stock or other capital stock or other equity securities of any kind of the Company, or any trust preferred securities issued by the Company or any Affiliate of the Company, other than (A) redemptions, purchases or other acquisitions of shares of Common Stock (which purchase shall be made on a pro rata basis as provided in Section 5.7(b)), (B) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock, in each case in this clause (B) in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (C) purchases or other acquisitions by a broker-dealer subsidiary of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in trust preferred securities of the Company or an Affiliate of the Company, Junior Stock or Parity Stock in the ordinary course of its business, (D) purchases by a broker-dealer subsidiary of the Company of trust preferred securities or capital stock of the Company or an Affiliate of the Company for resale pursuant to an offering by the Company of such trust preferred securities or capital stock underwritten by such broker-dealer subsidiary, (E) any redemption or repurchase of rights pursuant to any stockholders’ rights plan, (F) the acquisition by the Company or any of the Company Subsidiaries of record ownership in Junior Stock, Parity Stock or trust preferred securities of the Company or an Affiliate of the Company for the beneficial ownership of any other persons (other than the Company or any other Company Subsidiary), including as trustees or custodians, and (G) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or of trust preferred securities of the Company or an Affiliate of the Company for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (G), solely to the extent required pursuant to binding contractual agreements entered into prior to the date hereof or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock (clauses (C) and (F), collectively, the “Permitted Repurchases”). “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with United States generally accepted accounting principles (“GAAP”), and as measured from the date of the Company’s most recently filed consolidated financial statements prior to the Closing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(b) Until such time as the Investor ceases to own any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement, neither the Company nor any Company Subsidiary shall repurchase any Common Stock from any holder thereof, whether by means of open market purchase, negotiated transaction, or otherwise, other than Permitted Repurchases, unless it offers to repurchase a ratable portion of Common Stock then held by the Investor on the same terms and conditions.

(c) The parties agree that, effective as of the date hereof, Section 4.8 of the Securities Purchase Agreement shall be amended in its entirety by replacing such Section 4.8 with the provisions set forth in this Section 5.7 and any terms included in this Section 5.7 that are not otherwise defined in the Securities Purchase Agreement shall have the meanings ascribed to such terms in this Agreement.

Section 5.8 Intentionally Omitted.

Section 5.9 Bank Holding Company Status. The Company shall maintain its status as a Bank Holding Company for as long as the Investor owns any debt or equity securities of the Company or an Affiliate of the Company acquired pursuant to this Agreement.

Section 5.10 Compliance with Employ American Workers Act. Until the Company is no longer deemed a recipient of funding under Title I of EESA or Section 13 of the Federal Reserve Act for purposes of the EAWA, as the same may be determined pursuant to any regulations or other legally binding guidance promulgated under EAWA, the Company shall comply, and the Company shall take all necessary action to ensure that its subsidiaries comply, in all respects with the provisions of the EAWA and any regulations or other legally binding guidance promulgated under the EAWA.

Section 5.11 Observer to the Board of Directors. So long as the Investor and its Affiliates beneficially own at least 5% of the issued and outstanding Common Stock (treating all securities beneficially owned by the Investor and its Affiliates that are convertible into or exchangeable or exercisable for Common Stock as converted, exchanged or exercised without regard to any limits on conversion contained in the terms thereof), the Investor shall be entitled to designate one individual to serve as an observer (the “Observer”) to the Board of Directors of the Company, which designation may be changed from time to time in the sole discretion of the Investor. The Observer shall be entitled to (i) attend all meetings of the Board of Directors of the Company and the board of directors of each subsidiary of the Company, including any committee meetings of such boards of directors, (ii) receive notices of such meetings concurrently with the members of the Board of Directors of the Company or such boards of directors or committees thereof and (iii) receive all information provided to members of the Board of Directors of the Company or such boards of directors or committees thereof at such meetings.

The Observer shall have no voting rights and his or her presence shall not be required for determining a quorum at any meeting he or she is entitled to attend pursuant to this Section 5.11.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investor or the Company if the Closing shall not have occurred by December 31, 2013; provided, however, that in the event the Closing has not occurred by such date, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such date and not be under any obligation to extend the term of this Agreement thereafter; provided, further, that the right to terminate this Agreement under this Section 6.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Investor and the Company.

In the event of termination of this Agreement as provided in this Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

Section 6.2 Survival of Representations and Warranties. The representations and warranties of the Company made herein or in any certificates delivered in connection with the Closing shall survive the Closing without limitation.

Section 6.3 Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each of the Company and the Investor; provided that the Investor may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the date hereof in applicable federal statutes. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.

Section 6.4 Waiver of Conditions. The conditions to each party’s obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

Section 6.5 Governing Law; Submission to Jurisdiction, etc. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the Exchange contemplated hereby and (b) that notice may be served upon (i) the Company at the address and in the manner set forth for notices to the Company in Section 6.6 and (ii) the Investor at the address and in the manner set forth for notices to the Company in Section 6.6, but otherwise in accordance with federal law. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the Exchange contemplated hereby.

Section 6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Monarch Community Bancorp, Inc.

375 North Willowbrook Road

Coldwater, Michigan 49036

Attention: Richard J. DeVries, President & CEO

Telephone: 517.279.3978

Facsimile: 517.279.0221

With a copy to:

Howard & Howard Attorneys PLLC

200 South Michigan Avenue, Suite 1100

Chicago, Illinois 60604

Attention: Joseph B. Hemker, Esq.

Telephone: 312.456.3444

Facsimile:  312.939.5617

If to the Investor:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, DC 20220

Attention: Chief Counsel Office of Financial Stability

Facsimile: (202) 927-9225

Email: OFSChiefCounselNotices@do.treas.gov

With a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: William P. Mills

Telephone: (212) 504-6000

Facsimile:  (212) 504-6666

Section 6.7 Definitions.

(a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

(b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) The term “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

(d) The term “Company Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Company and its consolidated subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include: (i) the effects of (A) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries or geographic areas in which the Company and its subsidiaries operate, (B) changes or proposed changes after the date hereof in United States generally accepted accounting principles or regulatory accounting requirements, or authoritative interpretations thereof, (C) changes or proposed changes after the date hereof in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated subsidiaries taken as a whole relative to comparable U.S. banking or financial services organizations), (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated subsidiaries (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason giving rise to or contributing to any such change); (E) actions or omissions of the Company or any Company Subsidiary expressly required by the terms of the Exchange; or (ii) the ability of the Company to consummate the Exchange and the other transactions contemplated by this Agreement and perform its obligations hereunder on a timely basis.

(e) “Designated Matters” means (i) the election and removal of directors, (ii) the approval of any Business Combination, (iii) the approval of a sale of all or substantially all of the assets or property of the Company, (iv) the approval of a dissolution of the Company, (v) the approval of any issuance of any securities of the Company on which holders of Common Stock are entitled to vote, (vi) the approval of any amendment to the articles of incorporation or bylaws of the Company on which holders of Common Stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing subclauses (i) through (vi) as determined by the Investor.

(f) The term “EAWA” means the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009), Public Law No. 111-5, effective as of February 17, 2009, as may be amended and in effect from time to time.

(g) The term “Exchange Shares” means shares of Common Stock equal to the number obtained by dividing (i) the sum of three million fifty three thousand two hundred fifty dollars ($3,053,250) plus all accrued or accumulated and unpaid dividends on the

Preferred Shares through the Closing Date by (ii) $0.40. In lieu of any fractional shares of Common Stock, any such fractions shall be rounded up to the nearest whole share and such whole share shall be included in the Exchange Shares.

(h) The term “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to the Exchange Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.

(i) The term “Parity Stock” means any class or series of stock of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Exchange Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(j) The term “Preferred Stock” means any and all series of preferred stock of the Company.

(k) The term “Primary Investor Consideration” means the amount equal to no less than the difference of (i) sixteen million five hundred thousand dollars ($16,500,000) minus (ii) the Secondary Investor Consideration.

(l) The term “Regulatory Event” means, with respect to the Company, that (i) the Federal Deposit Insurance Corporation or any other applicable Governmental Entity shall have been appointed as conservator or receiver for the Company or any subsidiary; (ii) the Company or any subsidiary shall have been considered in “troubled condition” for the purposes of 12 U.S.C. Sec. 1831i or any regulation promulgated thereunder; (iii) the Company or any subsidiary shall qualify as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 U.S.C. Sec. 1831o or other applicable Law; or (iv) the Company or any subsidiary shall have become subject to any formal or informal regulatory action requiring the Company or any subsidiary to materially improve its capital, liquidity or safety and soundness.

(m) The term “Transaction Documents” means this Agreement, the Subscription Agreements and the Common Stock SPAs.

(n) To the extent any securities issued pursuant to this Agreement or the transactions contemplated hereby are registered in the name of a designee of the Investor pursuant to Section 1.1 or 6.8 or transferred to an Affiliate of the Investor, all references herein to the Investor holding or owning any debt or equity securities of the Company, Exchange Shares or Registrable Securities (and any like variations thereof) shall be deemed to refer to the Investor, together with such designees and/or Affiliates, holding or owning any debt or equity securities, Exchange Shares or Registrable Securities (and any like variations thereof), as applicable. For the avoidance of doubt, this Section 6.7(n) shall not apply to designees or transferees who are Secondary Investors.

Section 6.8 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (a) an assignment, in the case of a Business Combination where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale, (b) as provided in Sections 5.4 and 5.5 and (c) an assignment by the Investor of this Agreement to an Affiliate of the Investor; provided that if the Investor assigns this Agreement to an Affiliate, the Investor shall be relieved of its obligations under this Agreement but (i) all rights, remedies and obligations of the Investor hereunder shall continue and be enforceable and exercisable by such Affiliate, and (ii) the Company’s obligations and liabilities hereunder shall continue to be outstanding.

Section 6.9 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.10 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies, except that (i) the provisions of Section 4.4 shall inure to the benefit of the persons referred to in that Section and (ii) the provisions of Section 5.5 shall inure to the benefit of the persons holding Exchange Shares during any tacked holding period, as contemplated by that Section.

Section 6.11 Entire Agreement, etc. This Agreement (including the Annexes and Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. For the avoidance of doubt, the Securities Purchase Agreement shall remain in full force and effect, but shall be deemed amended hereby, and any provisions in this Agreement that supplement, duplicate or contradict any provision of the Securities Purchase Agreement shall be deemed to supersede the corresponding provision of the Securities Purchase Agreement from and after the effective date hereof.

Section 6.12 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled (without the necessity of posting a bond) to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MONARCH COMMUNITY BANCORP, INC.

By:
	Name:	Richard J. DeVries
	Title:	President & CEO

UNITED STATES DEPARTMENT OF THE TREASURY

By:
	Name:	Timothy G. Massad
	Title:	Assistant Secretary for Financial Stability

[Signature Page to Exchange Agreement]

ANNEX A

FORM OF OPINION

Subject to customary limitations, qualifications, and exceptions to be set forth in the letter as delivered at Closing:

a)	The Company has been duly formed and is validly existing as a corporation and is in good standing under the laws of the jurisdiction of its organization. The Company has all necessary corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted.

b)	The Bank has been duly formed and is validly existing as a national association and is in good standing under the laws of the jurisdiction of its organization. The Bank has all necessary corporate power and authority to own, operate and lease its properties and to carry on its business as it is being conducted.

c)	The Company has the corporate power and authority to execute and deliver the Agreement and to carry out its obligations thereunder (which includes the issuance of the Exchange Shares).

d)	The Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

e)	The execution, delivery and performance by the Company of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company or its stockholders, including, without limitation, by any rule or requirement of any national stock exchange.

f)	The Exchange Shares have been duly and validly authorized, and, when executed and delivered pursuant to the Agreement, the Exchange Shares will be duly and validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights.

g)

The execution, delivery and performance by the Company of the Agreement and the consummation by the Company of the transactions contemplated thereby, and compliance by the Company with the provisions thereof, will not (A) violate, conflict with, or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the

Annex A-1

properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of its organizational documents or any agreement, contract, indenture, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, license, instrument, obligation, purchase or sales order, or other commitment, whether oral or written, to which the Company or Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of the property or assets of the Company or any Company Subsidiary is subject, or (C) subject to compliance with the statute and regulations referred to in Section 3.4(b) of the Agreement violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets known to us except, in the case of clause (C), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

h)	Other than such filings and approvals as are required to be made or obtained under any state “blue sky” laws and other than such filings and approvals that have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange.

i)	The Company is not and, after giving effect to the issuance of the Exchange Shares pursuant to the Agreement and the other issuances of Common Stock pursuant to the Primary Investor Transactions, will not be on an “investment company” required to register under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Annex A-2

ANNEX B

FORM OF WAIVER

In consideration for the benefits I will receive as a result of the participation of MONARCH COMMUNITY BANCORP, INC. (together with its subsidiaries and affiliates, the “Company”), which is either my employer or the sole shareholder of my employer, in the United States Department of the Treasury’s (the “Treasury”) Capital Purchase Program and/or any other economic stabilization program implemented by the Treasury under the Emergency Economic Stabilization Act of 2008 (as amended, supplemented, or otherwise modified, the “EESA”) (any such program, including the Capital Purchase Program, a “Program”), I hereby voluntarily waive any claim against the United States (and each of its departments and agencies) or the Company or my employer, or any of their respective directors, officers, employees and agents for any changes to my compensation or benefits that are required to comply with the executive compensation and corporate governance requirements of Section 111 of the EESA, as implemented by any guidance or regulations issued and/or to be issued thereunder, including without limitation the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations under the EESA and the applicable requirements of the Exchange Agreement, dated as of             , 2013, by and between the Company and the Treasury (such requirements, the “Limitations”).

I acknowledge that the Limitations may require modification or termination of the employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or my employer or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through a Program or for any other period applicable under such Program or Limitations, as the case may be, and I hereby consent to all such modifications.

This waiver includes all claims I may have under the laws of the United States or any other jurisdiction (whether or not in existence as of the date hereof) related to the requirements imposed by the Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the Limitations are or were adopted and any tort or constitutional claim about the effect of these Limitations on my employment relationship and I hereby agree that I will not at any time initiate, or cause or permit to be initiated on my behalf, any such claim against the United States, the Company, my employer or their respective directors, officers, employees or agents in or before any local, state, federal or other agency, court or body.

I agree that, in the event and to the extent that the Compensation Committee of the Board of Directors of the Company or similar governing body (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me, including any bonus or incentive compensation based on materially inaccurate financial statements or performance criteria, would cause the Company to fail to be in compliance with the Limitations (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall repay such Excess Payment to

Annex B-1

the Company within 15 business days. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.

I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the EESA and/or the Limitations shall be a final and conclusive determination of the Committee which shall be binding upon me. I further understand that the Company is relying on this letter from me in connection with its participation in a Program.

IN WITNESS WHEREOF, I execute this waiver on my own behalf, thereby communicating my acceptance and acknowledgement to the provisions herein.

Respectfully,

Name:
Title:
Date:

Annex B-2

ANNEX C

FORM OF COMMON STOCK SPA

Annex C-1

FORM OF

SECURITIES PURCHASE AGREEMENT

by and among

THE UNITED STATES DEPARTMENT OF THE TREASURY,

[—]

and, for the purposes of Section 4.02, Section 7.01 and Section 7.04 of this Agreement,

MONARCH COMMUNITY BANCORP, INC.

Dated as of [—], 2013

i

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of [—], 2013 by and among the United States Department of the Treasury (the “Seller”), [—], a [—] (the “Purchaser”), and, for the purposes of Section 4.02, Section 7.01 and Section 7.04 of this Agreement, Monarch Community Bancorp, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the Company and the Seller entered into an exchange agreement (the “Exchange Agreement”), pursuant to which the Company will issue to the Seller shares of Common Stock (the “Shares”), in exchange for the Seller’s (i) 6,785 shares of the Company’s preferred stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (ii) a ten-year warrant to purchase up to 52,192.40 shares of Common Stock (the “Exchange”);

WHEREAS, concurrently herewith, the Company is entering into a subscription agreement with the Purchaser (the “Subscription Agreement”) pursuant to which, among other things, the Company will provide to the Purchaser customary disclosures with respect to the Company, the Purchased Shares (as defined below) and the Securities Purchase (as defined below); and

WHEREAS, conditioned upon the closing of the Exchange, the Company and the Seller desire that the Seller sell to the Purchaser, and the Purchaser desires to purchase from the Seller, subject to the terms and conditions contained in this Agreement, [—] Shares at a purchase price of $2.00 per Share (the “Securities Purchase”).

NOW, THEREFORE, in consideration of the premises, and of the various representations, warranties, covenants and other agreements and undertakings of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

I	DEFINITIONS.

1.01. Definitions of Certain Terms. For purposes of this Agreement, the following terms are used with the meanings assigned below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this agreement.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in the State of New York or the State of Michigan are required or authorized by Law to be closed.

“Closing” has the meaning set forth in Section 2.02(A).

“Closing Date” has the meaning set forth in Section 2.02(A).

“Common Stock” means the Company’s common stock, par value $0.05 per share.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of the Company and its consolidated Subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the effects of (i) changes after the date hereof in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its Subsidiaries operate, (ii) changes or proposed changes after the date hereof in United States generally accepted accounting principles or regulatory accounting requirements, or authoritative interpretations thereof, (iii) changes or proposed changes after date hereof in securities, banking and other laws of general applicability or related policies or interpretations of Governmental Entities (in the case of each of these clauses (i), (ii) and (iii), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Company and its consolidated Subsidiaries taken as a whole relative to comparable United States banking or financial services organizations), or (iv) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or its consolidated Subsidiaries (it being understood and agreed that the exception set forth in this clause (iv) does not apply to the underlying reason giving rise to or contributing to any such change).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity.

“Liens” means any liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever.

“Prohibited Investor” has the meaning set forth in Section 3.01(E)(8).

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchased Shares” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Regulatory Event” means, with respect to the Company, that (i) the Federal Deposit Insurance Corporation or any other applicable Governmental Entity shall have been appointed as conservator or receiver for the Company or any Subsidiary; (ii) the Company or any Subsidiary shall have been considered in “troubled condition” for the purposes of 12 U.S.C. Sec. 1831i or any regulation promulgated thereunder; (iii) the Company or any Subsidiary shall qualify as “Undercapitalized,” “Significantly Undercapitalized,” or “Critically Undercapitalized” as those terms are defined in 12 U.S.C. Sec. 1831o or other applicable Law; or (iv) the Company or any Subsidiary shall have become subject to any formal or informal regulatory action requiring the Company or any Subsidiary to materially improve its capital, liquidity or safety and soundness.

“Rule 144” means Rule 144 under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase” has the meaning set forth in the recitals in this Agreement.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals in this Agreement.

“Subsidiary” means, with respect to any person, any bank, corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof.

“Transaction Documents” has the meaning given such term in the Exchange Agreement.

1.02. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the

Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

1.03. Changes Affecting the Shares. In the event the Company at any time or from time to time prior to the Closing effects a stock dividend, stock split, reverse stock split, combination, reclassification or similar transaction, concurrently with the effectiveness of such stock dividend, stock split, reverse stock split, combination, reclassification or other similar transaction, each per share amount and per share price set forth in the Transaction Documents (including with respect to the number of Shares being purchased hereunder or under any other Transaction Document and including the $2.00 per share purchase or exchange price set forth in any of the Transaction Documents) shall be proportionally adjusted; provided that nothing in this Section 1.03 shall be construed to permit the Company to take any action otherwise prohibited or restricted by any of the Transaction Documents.

II	THE SECURITIES PURCHASE.

2.01. Purchase and Sale of the Shares. Subject to, and on the terms and conditions of, this Agreement, effective at the Closing, the Purchaser will purchase from the Seller, and the Seller will sell, transfer, convey, assign and deliver to the Purchaser, [—] Shares at a purchase price of $2.00 per Share (the “Purchased Shares”), free and clear of all Liens. The aggregate purchase price for the Purchased Shares shall be an amount in cash equal to $[—] (the “Purchase Price”).

2.02. Closing of the Securities Purchase.

(A) Subject to Article V, the closing of the Securities Purchase (the “Closing”) shall be held (1) immediately following the closing of the Exchange or (2) at such other time or date that is agreed to in writing by the Seller and the Purchaser (the date on which the Closing occurs, the “Closing Date”). The Closing shall be held at the same location as the closing of the Exchange or at such other place as the Seller and the Purchaser shall mutually agree in writing.

(B) At the Closing, or simultaneously therewith, the following shall occur:

(1) the Seller will cause to be delivered to the Purchaser certificates for the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank or other required instruments of transfer; and

(2) the Purchaser will cause to be paid the aggregate Purchase Price to the Seller, by wire transfer in immediately available funds, to an escrow account designated in writing by the Seller to the Purchaser, such designation to be made not later than two Business Days prior to the Closing Date.

III	REPRESENTATIONS AND WARRANTIES.

3.01. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

(A) Existence and Power. The Purchaser is duly organized and validly existing as a [—] under the laws of [—] and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(B) Authorization. The execution and delivery of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly approved by all necessary corporate or other applicable action of the Purchaser, and no other corporate, shareholder or other proceedings on the part of the Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery of this Agreement by the Seller) this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(C) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby will violate any provision of the charter or bylaws or similar governing documents of the Purchaser or, assuming that the consents, approvals, filings and registrations referred to in Section 3.01(D) are received or made (as applicable), applicable Law.

(D) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of the Purchaser are necessary in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, except for such filings, consents and approvals that have been made or obtained or will be made or obtained prior to Closing.

(E) Securities Matters.

(1) The Purchaser is either (i) an “accredited investor” as defined in Rule 501 under the Securities Act with total assets in excess of $25,000,000 or (ii) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. The Purchased Shares are being acquired by the Purchaser for its own account and without a view to the public distribution or sale of such Shares.

(2) The Purchaser understands that (i) the Purchased Shares are being sold in a transaction not involving any public offering within the meaning of the Securities Act, and accordingly, such Shares are “restricted securities” within the meaning of Rule 144; (ii) such Shares have not been and will not be registered under the Securities Act; (iii) if, prior to the expiration of the holding period specified in Rule 144, it decides to offer, resell, pledge or otherwise transfer such Shares, such Shares may be offered, resold, pledged or transferred only (a) in compliance with Rule 144 or otherwise pursuant to an exemption from registration under the Securities Act or (b) to the Company or one of its Subsidiaries, in each case in accordance with any applicable securities laws of any state of the United States; and (iv) the Purchaser will, and each subsequent holder is required to, provide the Company and its transfer agent with such certificates and other information as they may reasonably require to confirm that the transfer complies with the foregoing restrictions.

(3) The Purchaser understands that none of the Seller or the Company is making any representation as to the availability of Rule 144 or Rule 144A under the Securities Act for the offer, resale, pledge or transfer of any Shares, or that any Shares purchased by the Purchaser will ever be able to be sold.

(4) The Purchaser understands that the Purchased Shares will, until the expiration of the applicable holding period set forth in Rule 144, unless sold in compliance with Rule 144, bear a legend to substantially the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(5) The Purchaser acknowledges and agrees that it (i) is a sophisticated investor; (ii) does not require the assistance of an investment advisor or other purchaser representative to purchase the Purchased Shares; (iii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Purchased Shares; (iv) has the ability to bear the economic risks of its prospective investment for an indefinite period of time; (v) can afford the complete loss of such investment; and (vi) recognizes that the investment in the Purchased Shares involves substantial risk.

(6) The Purchaser understands that the Seller may have access to information about the Company that is not generally available to the public, and acknowledges and agrees that, to the extent the Seller has any such information, such information need not (and shall not) be provided to the Purchaser by the Seller. The Purchaser further understands that the Seller is a federal agency and that the Purchaser’s ability to bring a claim against the Seller under the federal securities laws may be limited.

(7) The Purchaser acknowledges that it is not relying on any advice or recommendation from the Seller or the Company, or any investigation or examination that the Seller may have conducted, with respect to the Shares or the Company, and the Seller has not made any representation, warranty or covenant, express or implied, to it with respect thereto and the Seller shall not have any liability to it with respect thereto.

(8) Neither the Purchaser nor any person or entity controlling, controlled by or under common control with it, nor any person or entity having a beneficial interest in it, nor, to the knowledge of the Purchaser, any director, officer, agent, employee or Affiliate thereof: (i) is a person or entity listed in the annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (OFAC); (iii) is a Designated National other than an “unblocked national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; (iv) is a non-U.S. shell bank (as set forth in Section 313 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act)) or is providing banking services indirectly to a non-U.S. shell bank; (v) is a senior non-U.S. political figure or an immediate family member or close associate of such figure or an entity owned or controlled by such a figure; (vi) is a person with whom a U.S. citizen or entity is prohibited from transacting business, whether such prohibition arises under U.S. law, regulation, executive order, anti-money laundering, antiterrorist, financial institution and asset control laws, regulations, rules or orders, or as a result of any list published by the U.S. Department of Commerce, the U.S. Department of Treasury, or the U.S. Department of State, including any agency or office thereof; (vii) is a person who has funded or supported terrorism or a suspected terrorist organization or who has engaged in, or derived funds from, activities that relate to the laundering of the proceeds of illegal activity; or (viii) is a person or entity that would cause the Company to violate any Law (including bank or other financial institution regulatory laws, regulations or orders) to which the Company is subject by reason of such person’s or entity’s purchase of the Purchased Shares (categories (i) through (viii), each, a “Prohibited Investor”).

(9) The Purchaser has met and will continue to meet all of its obligations under the Bank Secrecy Act, as amended (31 U.S.C. Section 5311 et seq.) and its implementing regulations, if applicable.

(10) The funds used to purchase the Purchased Shares were legally derived from legitimate sources and not from any Prohibited Investor.

(F) Availability of Funds. Purchaser has, and will have as of the Closing, sufficient funds available to consummate the transactions contemplated hereunder.

IV	COVENANTS.

4.01. Forbearances of the Seller. From the date hereof until the Closing, without the prior written consent of the Purchaser, the Seller will not:

(A) directly or indirectly transfer, sell, assign, distribute, exchange, pledge, hypothecate, mortgage, encumber or otherwise dispose of, or engage in or enter into any hedging transactions with respect to, any of the Purchased Shares or any portion thereof or interest therein (other than pursuant to the Securities Purchase); or

(B) agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01(A).

Notwithstanding the foregoing, the Seller may undertake any of the actions set forth in Section 4.01(A) with an Affiliate of the Seller so long as this Agreement is assigned to such Affiliate in accordance with Section 7.07 of this Agreement. For the avoidance of doubt, until the Closing, except as expressly set forth in this Section 4.01, the Seller shall continue to be able to exercise all rights and privileges with respect to the Purchased Shares.

4.02. Further Action. Each of the Seller, the Purchaser and the Company (A) shall each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further action as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, and (B) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing or the consummation of the transactions contemplated by this Agreement.

4.03. Subscription Agreement. The Purchaser will not agree to any amendment, waiver or modification of the Subscription Agreement (other than corrections of obvious errors, if any, or other ministerial amendments) without the prior written consent of the Seller, in each case to the extent such amendment, waiver or modification is adverse to the Seller’s interests under this Agreement.

V	CONDITIONS TO THE CLOSING.

5.01. Conditions to Each Party’s Obligations. The respective obligations of each of the Purchaser and the Seller to consummate the Securities Purchase are subject to the fulfillment, or written waiver by the Purchaser and the Seller, prior to the Closing, of each of the following conditions:

(A) Closing of the Exchange. The closing of the Exchange shall have occurred prior to the Closing.

(B) Regulatory Approvals. All regulatory approvals required to consummate the Securities Purchase shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(C) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Securities Purchase shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Securities Purchase.

5.02. Condition to Obligations of the Seller. The obligation of the Seller to consummate the Securities Purchase is also subject to the fulfillment, or written waiver by the Seller, prior to the Closing, of the following conditions:

(A) Other Events. None of the following shall have occurred with respect to the Company or any of its Subsidiaries:

(1) the Company or any of its Subsidiaries shall have (a) dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) become insolvent or unable to pay its debts or failed or admitted in writing its inability generally to pay its debts as they become due; (c) made a general assignment, arrangement or composition with or for the benefit of its creditors; (d) instituted or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall have been presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition shall have resulted in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; (e) had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) sought or shall have become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) had a secured party take possession of all or substantially all its assets or had a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (h) caused or shall have been subject to any event with respect to it which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (i) taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(2) a Governmental Entity in any jurisdiction shall have (a) commenced an action or proceeding against the Company or any of its Subsidiaries; or (b) issued or entered a temporary restraining order, preliminary or permanent injunction or other order applicable to the Company or any of its Subsidiaries, which in the case of (a) and (b) shall have had or shall be reasonably expected to have a Company Material Adverse Effect;

(3) any fact, circumstance, event, change, occurrence, condition or development shall have occurred that, individually or in the aggregate, shall have had or shall be reasonably likely to have a Company Material Adverse Effect; or

(4) any Regulatory Event not otherwise existing on the date hereof.

(B) Representations and Warranties of the Purchaser. The representations and warranties set forth in Article III of this Agreement shall be true and correct in all material respects as though made on and as of the Closing Date.

(C) Performance Obligations. The Purchaser shall have performed in all respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(D) Closing Certificate. The Purchaser shall deliver to the Seller a certificate, dated the Closing Date, signed on behalf of the Purchaser by a senior executive officer thereof certifying to the effect that the conditions precedent to the Closing set forth in Section 5.01 and Section 5.02 have been satisfied.

VI	TERMINATION.

6.01. Termination Events.

(A) This Agreement may be terminated at any time prior to the Closing:

(1) by mutual written agreement of the Purchaser and the Seller; or

(2) by the Seller, upon written notice to the Purchaser, in the event that the Closing Date does not occur on or before December 31, 2013 or such later date, if any, as Seller shall agree to in writing; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(A)(2) shall not be available if Seller’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date.

(B) This Agreement shall automatically terminate upon the termination of the Exchange Agreement in accordance with its terms.

6.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, and none of the Seller, the Purchaser, any affiliates of the Purchaser or any officers or directors of the Purchaser or any of its affiliates shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that this Section 6.02 and Sections 7.03, 7.04, 7.05 and 7.06 shall survive any termination of this Agreement.

VII	MISCELLANEOUS.

7.01. Waiver; Amendment. Any provision of this Agreement may be waived, amended or modified at any time by an agreement in writing signed by each of the Seller, the Purchaser and the Company. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

7.02. Counterparts. This Agreement may be executed by facsimile or other electronic means and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.03. Governing Law; Choice of Forum; Waiver of Jury Trial.

(A) This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdictions and venue of the United States District Court of the District of Columbia and the United States Court of Federal Claims for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon (i) the Purchaser at the address and in the manner set forth for notices to the Purchaser in Section 7.05 and (ii) the Seller at the address and in the manner set forth for notices to the Seller in Section 7.05, but otherwise in accordance with federal law.

(B) To the extent permitted by applicable Law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

7.04. Expenses. If requested by the Seller, the Company shall pay all reasonable out of pocket and documented costs and expenses associated with this Agreement and the transactions contemplated by this Agreement, including, but not limited to, the reasonable fees, disbursements and other charges of the Sellers’s legal counsel and financial advisors.

7.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Purchaser to:

[—]

[—]

[—]

Attention: [—]

Telephone: [—]

Fax: [—]

With a copy to:

[—]

[—]

[—]

Attention: [—]

Telephone: [—]

Fax: [—]

If to the Seller to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile: (202) 927-9225

Attention: Chief Counsel Office of Financial Stability

With a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: William P. Mills

Telephone: (212) 504-6000

Facsimile: (212) 504-6666

If to the Company:

Monarch Community Bancorp, Inc.

375 North Willowbrook Road

Coldwater, Michigan 49036

Attention: Richard J. DeVries, President & CEO

Telephone: (517) 279-3978

Facsimile: (517) 279-0221

With a copy to:

Howard & Howard Attorneys PLLC

200 South Michigan Avenue, Suite 1100

Chicago, Illinois 60604

Attention: Joseph B. Hemker, Esq.

Telephone: (312) 456-3444 Facsimile: (312) 939-5617

7.06. Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the documents, agreements and instruments referred to herein) represents the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

7.07. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be null and void; provided, however, that the Seller may assign this Agreement to an Affiliate of the Seller. If the Seller assigns this Agreement to an Affiliate, the Seller shall be relieved of its obligations and liabilities under this Agreement but (i) all rights, remedies, obligations and liabilities of the Seller hereunder shall continue and be enforceable by and against and assumed by such Affiliate, (ii) the Purchaser’s obligations and liabilities hereunder shall continue to be outstanding and (iii) all references to the Seller herein shall be deemed to be references to such Affiliate. The Seller will give the Purchaser notice of any such assignment; provided, that the failure to provide such notice shall not void any such assignment.

7.08. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement. or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[—]

By:
Name:
Title:

UNITED STATES DEPARTMENT OF THE TREASURY

By:
Name: Timothy G. Massad
Title: Assistant Secretary for Financial Stability

[Signature Page to Securities Purchase Agreement]

For the purposes of Section 4.02, Section 7.01 and Section 7.04 of this Agreement:

MONARCH COMMUNITY BANCORP, INC.

By:
	Name:	Richard J. DeVries
	Title:	President & CEO

[Signature Page to Securities Purchase Agreement]